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                                                          EXHIBIT (j)

                          INDEPENDENT AUDITOR'S CONSENT



We consent to the use in the Prospectus and Statement of Additional Information of Stonebridge Funds Trust of our report dated December 15, 1999 on the financial statements and the per share data and ratios of Stonebridge Growth Fund and Stonebridge Aggressive Growth Fund incorporated herein by reference and to the reference made to us under the caption "Financial Highlights" in the Prospectus and under the caption "Investment Advisory and Other Services" in the Statement of Additional Information.



HEIN + ASSOCIATES LLP


Denver, Colorado
February 21, 2000